Exhibit 99.1

ALJ REGIONAL HOLDINGS, INC. ANNOUNCES INVESTOR UPDATE FOR THE FISCAL FOURTH QUARTER AND YEAR ENDED SEPTEMBER 30, 2020 GUIDANCE

NEW YORK, NY, October 7, 2020 – ALJ Regional Holdings, Inc. (NASDAQ: ALJJ) (“ALJ”) announced that its results for the fiscal fourth quarter and year ended September 30, 2020 will be above previously provided guidance.

Jess Ravich, Chief Executive Officer of ALJ, said, “Results at Faneuil continued to improve in the fiscal fourth quarter of 2020 and benefited from the recent addition of state unemployment contracts.  For Phoenix, results were stronger than expected for the fiscal fourth quarter due to higher volumes for trade components and books.  As a result, we anticipate ALJ’s fiscal fourth quarter adjusted EBITDA to be above prior forecasts previously provided.”

Updated Financial Results Forecast – Three Months and Year Ended September 30, 2020

ALJ is reaffirming its net revenue forecast for the three months and year ended September 30, 2020, as previously provided in our fiscal third quarter earnings release.

ALJ is currently forecasting adjusted EBITDA for the three months ended September 30, 2020 to be in the range of $8.0 million to $9.0 million versus $5.3 million to $6.8 million as previously provided during our fiscal third quarter investor conference call.  Adjusted EBITDA for the comparable prior year fiscal quarter was $5.2 million.

ALJ is currently forecasting adjusted EBITDA for the year ended September 30, 2020 to be in the range of $23.2 million to $24.2 million versus $20.5 million to $22.0 million as previously provided during our fiscal third quarter investor conference call.  Adjusted EBITDA for the comparable prior fiscal year was $27.7 million.

Non-GAAP Financial Measures

In our earnings releases, prepared remarks, conference calls, presentations, and webcasts, we may present certain adjusted financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release because management believes they present information regarding ALJ that is useful to investors. The non-GAAP financial measures presented should not be considered in isolation from, or as a substitute for, the comparable GAAP financial measure.

We present adjusted EBITDA because we believe it is frequently used by analysts, investors, and other interested parties in the evaluation of our company.  ALJ defines segment adjusted EBITDA as segment net income (loss) before depreciation and amortization expense, interest expense, litigation loss, recovery of litigation loss, restructuring and cost reduction initiatives, loan amendment expenses, fair value of warrants issued in connection with loan amendments, stock-based compensation, acquisition-related expenses, (loss) gain on disposal of assets and other gain, net, provision for income taxes, and other non-recurring items.    Adjusted EBITDA measures are not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.

The Company is not able to provide a reconciliation of the Company’s non-GAAP financial guidance to the corresponding GAAP measures without unreasonable effort because of the inherent difficulty in forecasting and quantifying certain amounts necessary for such a reconciliation such as certain non-cash, nonrecurring or other items that are included in net income and EBITDA as well as the related tax impacts of these items, due to the uncertainty and variability of the nature and amount of these future charges and costs.

About ALJ Regional Holdings, Inc.

ALJ Regional Holdings, Inc. is the parent company of (i) Faneuil, Inc., a leading provider of call center services, back office operations, staffing services, and toll collection services to commercial and governmental clients across the United States, (ii) Floors-N-More, LLC, d/b/a Carpets N' More, one of the largest floor covering retailers in Las Vegas, Nevada, and a provider of multiple products for the commercial, retail, and home builder markets including all types of flooring, countertops, and cabinets, and (iii) Phoenix Color Corp., a leading manufacturer of book components, educational materials, and related products producing value-added components, heavily illustrated books, and specialty commercial products using a broad spectrum of materials and decorative technologies.

Forward-Looking Statements

ALJ’s revised guidance and related communications contain forward-looking statements within the meaning of federal securities laws. Such statements include information regarding our expectations, impact of COVID-19, goals or intentions regarding the future, including but not limited to statements about our financial projections and business growth, our plans to reduce capital expenditures and deleverage our balance sheet, our ability to achieve target adjusted EBITDA margins on customer contracts, the impact of new customer contracts for Faneuil, the impact of new Faneuil contracts on Faneuil’s financial results  and other statements including the words “will,” “anticipate,” and “expect” and similar expressions.  You should not place undue reliance on these statements, as they involve certain risks and uncertainties, and actual results or performance may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially are discussed in our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission and available through EDGAR on the SEC’s website at www.sec.gov.  All forward-looking statements in this release are made as of the date hereof and we assume no obligation to update any forward-looking statement.

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